Exhibit 23.1

FMC CORPORATION

SAVINGS AND INVESTMENT PLAN

December 31, 2006 and 2005

Consent of Independent Registered Public Accounting Firm

The Employee Welfare Benefits Plan Committee

FMC Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683, 333-69805, 333-69714, and 333-11456) on Form S-8 of FMC Corporation of our report dated June 22, 2007, with respect to the statements of net assets available for benefits of FMC Corporation Savings and Investment Plan, as of December 31, 2006 and 2005, and the related statements of changes in the net assets available for benefits for the years then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2006. This report is included in the annual report on Form 11-K of FMC Corporation Savings and Investment Plan for the year ended December 31, 2006.

Our report on the financial statements refers to the Plan’s adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans on December 31, 2006.

/s/ KPMG LLP

June 22, 2007